Exhibit 16.1

September 15, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Clarus Therapeutics Holdings, Inc., a Delaware corporation (f/k/a Blue Water Acquisition Corp.) under Item 4.01 of its Form 8-K dated September 15, 2021. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Clarus Therapeutics Holdings, Inc., a Delaware corporation (f/k/a Blue Water Acquisition Corp.) contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp